UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2025

GLUCOTRACK, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41141	98-0668934
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Rte. 17 North, Ste. 800, Rutherford, NJ	07070
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 842-7715

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GCTK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of James Cardwell as Chief Financial Officer

On January 27, 2025, James Cardwell informed the Board of Directors (the “Board”) of Glucotrack, Inc. (the “Company”) that he was resigning as Chief Financial Officer of the Company, effective immediately. Mr. Cardwell will continue with the Company in a consulting role to support the transition of the new Chief Financial Officer.

Appointment of Peter Wulff as Chief Financial Officer

In connection with Mr. Cardwell’s resignation, on January 28, 2025, the Board appointed Peter C. Wulff as Chief Financial Officer of the Company.

Mr. Wulff, age 65, has over 40 years’ experience in financial and operating management in the emerging growth life sciences industry, having served most recently as Chief Financial Officer of Biological Dynamics, Inc., a life science research organization focused on early cancer detection, from January 2023 to June 2024. Prior to his time at Biological Dynamics, Inc., he served as the Chief Financial Officer at JenaValve Technology, Inc., a heart valve technology medical device company, from August 2015 to April 2022. Mr. Wulff has served as the executive financial officer of various other medical technology companies, including PURE Bioscience, Inc. from November 2012 to July 2015, Alphatec Spine Holdings from June 2008 to April 2011, Artes Medical Inc. from January 2005 to May 2008, and CryoCor, Inc. from May 2001 to May 2004. In these roles, he directed and managed accounting and finance and investor relations. Mr. Wulff earned his MBA in Finance and his bachelor’s degree in Economics and Germanic Languages from Indiana University.

Mr. Wulff has no familial relationships with any executive officer or director of the Company. For the three months prior to his appointment, Mr. Wulff served as a financial consultant to the Company. Mr. Wulff has not engaged in any transaction with the Company that would be reportable as a related party transaction under Item 404(a) of Securities and Exchange Commission Regulation S-K.

In connection with his appointment as Chief Financial Officer, the Company entered into an employment agreement with Mr. Wulff (the “Employment Agreement”), on January 29, 2025. The Employment Agreement provides for at-will employment that may be terminated by the Company with or without cause or in the event of the executive’s disability, and by the executive with or without good reason, or in the event of the executive’s death.

The Employment Agreement provides for a base salary of $300,000 per annum for 2025, and for fiscal year 2026 and thereafter, a base salary of $450,000 per annum (the “Base Salary”). Mr. Wulff is eligible for bonus payments during the 2025 fiscal year, contingent upon the Company meeting specific financing milestones. These include: (i) a bonus of $75,000 upon the successful closing of one or more transactions totaling $6 million, (ii) an additional $125,000 upon the closing of one or more transactions with a cumulative value of $12 million, and (iii) an additional $62,500 upon the closing of one or more transactions with a cumulative value of $18 million, each payable at the end of the month of achievement or as soon as administratively practical thereafter. Pursuant to the Employment Agreement, during the 2026 fiscal year, and fiscal years thereafter, Mr. Wulff is also eligible for an annual performance bonus in cash of up to 15% of the Base Salary, contingent upon the determination that relevant targets, if any, have been met. The Employment Agreement also provides for initial grants under the Company’s 2024 Equity Incentive Plan of options to purchase a number of shares of Company common stock equal to 1.25% of the Company’s outstanding common stock as of the effective date of the Employment Agreement. Provided that Mr. Wulff is still employed on December 31, 2025, and subject to Board approval and the achievement of financial transaction goals by the Company, Mr. Wulff will be eligible for an additional option grant, the amount and terms of which are to be determined in the discretion of the Board on or before December 31, 2025.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1, and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

On January 29, 2025, the Company issued a press release (the “Press Release”) announcing the appointment of Mr. Wulff as the Company’s Chief Financial Officer. The Press Release is furnished as Exhibit 99.1 and incorporated into this Item 7.01 by reference.

The information set forth in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated January 29, 2025, by and between Glucotrack, Inc. and Peter Wulff
99.1	Press Release, dated January 29, 2025
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 29, 2025

GLUCOTRACK, INC.

	By:	/s/ Paul Goode
	Name:	Paul Goode
	Title:	Chief Executive Officer